Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 5, 2014--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the third quarter ended September 27, 2014. Net earnings for the third quarter were $59,713,000 or $1.05 per share on net sales of $404,289,000 as compared to the prior year third quarter net earnings of $40,942,000 or $0.73 per share on net sales of $360,013,000.

2014 Third Quarter Financial Highlights

  Net sales increased 12.3%, to $404.3 million, compared to the prior year third quarter. Excluding the impact of acquisitions, sales increased 7.4% during the third quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $32.0 million, or 13.9%, to $262.8 million in the third quarter as compared to $230.8 million the prior year third quarter. During fiscal 2013, the company completed the acquisitions of Wunder-Bar and Celfrost. During fiscal 2014, the company completed the acquisitions of Market Forge and Concordia. Excluding the impact of these acquisitions, net sales increased by 7.5% in the third quarter.
  Net sales at the company’s Food Processing Equipment Group increased by $4.0 million, or 5.6%, to $75.2 million in the third quarter as compared to $71.2 million the prior year third quarter. During fiscal 2014, the company completed the acquisition of Process Equipment Solutions. Excluding the impact of this acquisition, net sales increased by $1.1 million, or 1.5% in the third quarter.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $8.3 million, or 14.3%, to $66.3 million in the third quarter of 2014 as compared to $58.0 million in prior year third quarter.
  Gross profit in the third quarter increased to $162.4 million from $141.4 million, reflecting the impact of higher sales volumes. The gross margin rate increased from 39.3% to 40.2%. The increase in the gross margin rate from the prior year reflects improved margins at Food Processing Equipment Group resulting from the benefit of acquisition integration initiatives.
  Operating income increased in the third quarter to $86.5 million from $67.5 million in the prior year third quarter. Operating income included a $6.5 million gain on settlement of a patent dispute. Excluding this item, operating income increased 18.4% in the third quarter to $79.9 million.
  Non-cash expenses included in operating income during the third quarter of 2014 increased to $15.2 million as compared to $11.9 million in the prior year third quarter. Non-cash expenses during the 2014 third quarter were comprised of $3.8 million of depreciation, $6.5 million of intangible amortization and $4.9 million of non-cash share based compensation.
  Total debt at the end of the 2014 third quarter amounted to $515.4 million as compared to $592.7 million at the end of the second quarter, as cash generated from operations were utilized to repay debt.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We continued to realize solid growth in sales and profit at our Commercial Foodservice Equipment Group. Increased sales reflect continued demand from customers adopting new technologies to improve the efficiency of their operations and continued growth in demand from international markets.”

“At the Food Processing Equipment Group we realized strong margin improvement resulting from the benefits of integration initiatives related to the numerous acquisitions completed in this segment over the past several years. Our EBITDA margin at this segment amounted to 23% for the current quarter and exceeds 20% for the full year. Revenue growth lessened in the quarter reflecting the impact of timing for large projects. However, we continue to remain confident about the outlook for this business as we anticipate increased adoption of technologies in emerging markets as food processors look to enhance the efficiency of their operations and adopt new standards of food safety,” said Mr. Bassoul.

Mr. Bassoul continued, “At Viking, we are focused on the launch of our new lineup of ranges, cooktops, ovens, refrigeration and ventilation products. We are making significant investments to promote the display of these new products on dealer showroom floors. Additionally, we are making significant investments in international markets to promote these products along with expanding our residential selling organization. We believe the investments we are making in 2014 are positioning us for profitable growth in 2015.”

Mr. Bassoul concluded, “We were pleased to recently announce the acquisitions of Concordia and U-Line. Concordia is a leading manufacturer of automated coffee and espresso machines. This acquisition enhances our offering of innovative beverage equipment products for the commercial foodservice industry. The acquisition of U-Line adds a leading brand of premium under-counter refrigeration, wine preservation and ice machines to our Residential Kitchen Equipment Group. We are very excited about the growth prospects of U-Line as they launch a complete new lineup of energy efficient products.”

Conference Call

A conference call will be held at 9:00 a.m. Central time on Thursday, November 6, 2014 and can be accessed by dialing (888) 391-6937 and providing conference code 21823027# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 21823027#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, Viking® Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Process Equipment Solutions®, RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Turbochef®, U-Line® and Viking®. The Middleby Corporation was named one of Fortune Magazine’s Fastest Growing Companies in October 2014.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2014	3rd Qtr, 2013	3rd Qtr, 2014	3rd Qtr, 2013
Net sales	$404,289	$360,013	$1,201,543	$1,051,265
Cost of sales	241,909	218,575	730,013	651,985

Gross profit	162,380	141,438	471,530	399,280

Selling & distribution expenses	42,006	41,769	137,078	116,559
General & administrative expenses	40,428	32,181	122,834	112,713
Gain on litigation settlement	(6,519)	--	(6,519)	--

Income from operations	86,465	67,488	218,137	170,008

Interest expense and deferred
financing amortization, net	3,895	4,249	12,051	11,729
Other expense, net	993	1,394	2,053	1,998

Earnings before income taxes	81,577	61,845	204,033	156,281

Provision for income taxes	21,864	20,903	62,470	52,274

Net earnings	$59,713	$40,942	$141,563	$104,007

Net earnings per share:

Basic	$1.05	$0.73	$2.50	$1.87

Diluted	$1.05	$0.73	$2.50	$1.86

Weighted average number shares:

Basic	56,866	56,179	56,729	55,706

Diluted	56,868	56,227	56,731	55,966

Comprehensive income	$47,108	$47,123	$132,372	$103,375

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s) (Unaudited)

	Sep 27, 2014	Dec 28, 2013
ASSETS

Cash and cash equivalents	$38,152	$36,894
Accounts receivable, net	228,464	205,264
Inventories, net	260,005	220,116
Prepaid expenses and other	25,946	32,322
Prepaid taxes	629	801
Current deferred taxes	48,939	50,337
Total current assets	602,135	545,734

Property, plant and equipment, net	128,622	125,457

Goodwill	723,640	687,955
Other intangibles, net	437,732	447,944
Long-term deferred tax assets	2,853	1,641
Other assets	18,935	10,475

Total assets	$1,913,917	$1,819,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$8,831	$1,408
Accounts payable	101,675	96,518
Accrued expenses	219,403	213,459
Total current liabilities	329,909	311,385

Long-term debt	506,552	570,190
Long-term deferred tax liability	68,446	61,433
Other non-current liabilities	45,992	37,851

Stockholders’ equity	963,018	838,347

Total liabilities and stockholders’ equity	$1,913,917	$1,819,206

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744